Exhibit 99.1

                           ALMAC FINANCIAL CORPORATION
                         2 North Caddo o P. O. Box 1956
                               Cleburne, TX 76033
               (817) 641-3681 - Phone o (817) 641-3683 - Facsimile

June 27, 2005

Mr. C. Dean Boyd, Chief Financial Officer
United Heritage Corporation
P. O. Box 1956
Cleburne, TX 76033

          Re:  Commitment to Renew, Extend and Increase Existing Loan to
          $6,500,000


Dear Mr. Boyd:

Effective as of February 17, 2005, United Heritage Corporation ("UHC") executed a "Second Amended and Restated Revolving Credit Note" ("Note") in the amount of $4,000,000 payable to Almac Financial Corporation ("AFC") with the promise to pay the aggregate unpaid principal amount, plus interest, on or before August 17, 2006. (A copy of this document is attached hereto for reference.)

The purpose of this letter is to serve as a commitment ("commitment") on behalf of Almac Financial Corporation to renew, extend, and increase this Note (Third Amended and Restated Revolving Credit Note) in accordance with the terms and conditions as set out below:

                              TERMS AND CONDITIONS
                THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

1. The term shall be two years from the date of this Third Amendment to the Note ("Third Note").

2.    The principal amount shall be increased to $6,500,000.00.

3. The appropriate terms, conditions, and collateral shall be the same as the existing "Note" and security instruments securing same.

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4.    If the pending merger/acquisition between United Heritage Corporation and
      Imperial Petroleum, Inc. is completed, this commitment is cancelled.

5. In the event United Heritage Corporation receives any funding from any other source or receives any commitment to fund any other credit facility, this commitment is cancelled.

6. The "Third Note" will provide that if the events described in Items 4 or 5 occur after the "Third Note" is activated, the "Third Note" will be due and payable in full.

7. United Heritage Corporation acknowledges that $2,946,192.71 in principal is the outstanding balance owed to Almac Financial Corporation under the existing "Note."

8. United Heritage Corporation shall pay to Almac Financial Corporation the sum of $6,500 prior to the first advance of funds by Almac Financial Corporation under the "Third Note." This fee is non-refundable and represents an earned fee.

If the terms and conditions set out herein are acceptable, please sign and return one copy of this letter to Almac Financial Corporation within thirty (30) days from the date hereof. United Heritage Corporation must then advise Almac Financial Corporation of the anticipated date of the first advance of funds under the "Third Note."

Very truly yours,

ALMAC FINANCIAL CORPORATION

/s/ Walter G. Mize

Walter G. Mize
President

WGM:cr

ACCEPTED:


UNITED HERITAGE CORPORATION

/s/ C. Dean Boyd

C. Dean Boyd
Chief Financial Officer